EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Cameco Corporation

We consent to the use of:

•	our Independent Auditors’ Report dated February 7, 2014 on the consolidated statements of financial position of Cameco Corporation (the “Corporation”) as at December 31, 2013, December 31, 2012, and January 1, 2012, the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2013 and December 31, 2012, and notes, comprising a summary of significant accounting policies and other explanatory information;

•	our Report of Independent Registered Public Accounting Firm dated February 7, 2014 on the consolidated statements of financial position of the Corporation as at December 31, 2013 and December 31, 2012, the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years then ended; and

•	our Report of Independent Registered Public Accounting Firm dated February 7, 2014 on the Corporation’s internal control over financial reporting as of December 31, 2013,

which reports are incorporated herein by reference.

As discussed in Note 3 to the consolidated financial statements, the Corporation has changed its method of accounting for interests in joint arrangements and employee benefits for the years ended December 31, 2013 and December 31, 2012 due to the adoption of IFRS 11 – Joint Arrangements and IAS 19R – Employee Benefits and as a result, includes the presentation of the statement of financial position as at January 1, 2012.

/s/ KPMG LLP

Chartered Accountants
May 30, 2014 Saskatoon, Canada